Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-253139) and Form S-8 (Nos. 333-235255, 333-236847, 333-253140, 333-262490, 333-263039 and 333-270048) of SiTime Corporation (the Company) of our reports dated February 26, 2024, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

/s/ BDO USA, P.C.
San Jose, California
February 26, 2024